SETTLEMENT AGREEMENT

        THIS SETTLEMENT AGREEMENT (this "Agreement") is made and entered into effective as of this 26th day of June, 2003, by and among Guardian Technologies International, Inc., a Delaware corporation ("Guardian" or the "Company"), and J. Andrew Moorer ("Moorer").

WITNESSETH:

         WHEREAS, Moorer has resigned as an employee, officer and director of the Company effective upon the reverse acquisition (the "Acquisition") of the Company by RJL Marketing Services, Inc., a Delaware corporation, which Acquisition closed contemporaneously with the execution of this Agreement; and

         WHEREAS, as a condition to the closing, RJL is requiring Moorer to agree to terminate his Employment Agreement, dated February 19, 1999 (the "Employment Agreement"), with the Company and to release the Company from all claims arising from his employment by the Company, although Moorer remains a stockholder of Guardian and may be retained by the Company to furnish certain consulting services to the Company pursuant to a consulting agreement that may be entered into between the parties after the date hereof ("Consulting Agreement") in connection with the Company's transition following the Acquisition.

         NOW, THEREFORE, in consideration of the payment of $10.00 by Guardian to Moorer, the covenants and recitals set forth above and below, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree and covenant as follows:

1.        Guardian and Moorer hereby agree to terminate the Employment Agreement effective as of the date hereof, and such Employment Agreement shall have no further force or effect.

2.        Moorer agrees that, upon execution hereof, Moorer shall have no existing or future right or claim to receive any further compensation under the Employment Agreement, including, but not limited to, to receive any shares of common stock, options or other rights to purchase shares of common stock or other equity securities of Guardian, pursuant to any term or provision of the Employment Agreement or otherwise except as may be contemplated by the Consulting Agreement that may be entered into between the parties after the date hereof.

3.        In consideration of the agreements set forth in Paragraphs 1 and 2, above, by Moorer, Guardian and all of its successors, assigns, heirs, executors, administrators, legal representatives and all other persons who might claim through them, hereby compromise, release and forever discharge Moorer, his partners, agents, affiliates, subsidiaries and related companies, successors of Moorer and control persons (within the meaning of the Securities Act of 1933 and Securities Exchange Act of 1934) and all persons who might be liable through them, from any and all rights, demands and claims, of whatsoever kind or nature, under the Employment Agreement or as a result of Moorer's employment with the Company effective as of and from the beginning of time. Except as set forth herein, Guardian and all of its successors, assigns, heirs, executors, administrators, legal representatives and all persons or entities acting on their behalf, or who might claim through them, hereby agree and covenant not to sue or bring any action at law or in equity referring to, relating to, or in connection with the Employment Agreement or as a result of Moorer's employment with the Company, including, but not limited to, an action in any court or other forum or an arbitration proceeding against Moorer or any third party beneficiary hereunder; provided, however, that Guardian or its successors or assigns may initiate any action required to enforce this Agreement and may initiate a claim by way of counterclaim, cross claim, third party process, impleader, claim for contribution and indemnity or other claim arising from a claim by an unaffiliated third party against Guardian. It is understood and agreed that the release and covenant not to sue herein are a full and final general release and covenant not to sue from Guardian which covers any and all future damages not now known to Guardian which may later develop or be discovered, arising from, referring to, relating to, or in connection with the Employment Agreement or as a result of Moorer's employment with the Company, except that this does not cover any damages or claims which may arise solely as a result of a breach by a party of any provision of this Agreement. Guardian acknowledges and agrees that this Agreement shall be a final and effective settlement as provided hereinabove, notwithstanding any facts or mistakes that may come to Guardian's attention hereafter, whether or not known to Moorer or any of the persons released by Guardian hereunder.

4.        In consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, Moorer and all of his successors, assigns, heirs, executors, administrators, legal representatives and all other persons who might claim through them, hereby compromise, release and forever discharge Guardian, its directors, officers, agents, affiliates, subsidiaries and related companies, successors of Guardian and control persons (within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934) and all persons who might be liable through them, from any and all rights, demands and claims, of whatsoever kind or nature, in connection with the Employment Agreement or as a result of Moorer's employment with the Company effective as of and from the beginning of time, including but not limited to: (a) claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or other federal, state, municipal, or local employment discrimination statutes or ordinances (including but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veterans status); and/or (b) claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or (c) any other claim whatsoever including but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of whatsoever arising out of or relating to Moorer's employment with and/or separation from employment with the Company; provided, however, that Moorer or his successors or assigns may initiate any action required to enforce this Agreement and may initiate a claim by way of counterclaim, cross claim, third party process, impleader, claim for contribution and indemnity or other claim arising from a claim by an unaffiliated third party against Moorer. It is understood and agreed that the release and covenant not to sue herein are a full and final general release and covenant not to sue from Moorer which covers any and all future damages not now known to Moorer which may later develop or be discovered, arising from, referring to, relating to, or in connection with the Employment Agreement or as a result of his employment with the Company (including but not limited to the matters released under subparagraphs (a) through (c), above), except that this does not cover any damages or claims which may arise solely as a result of a breach by a party of any provision of this Agreement. Moorer acknowledges and agrees that this Agreement shall be a final and effective settlement as provided hereinabove, notwithstanding any facts or mistakes that may come to Moorer's attention hereafter, whether or not known to Guardian or any of the persons released by Moorer hereunder.

5.        This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. The parties expressly acknowledge that they have entered into certain agreements in connection with the Acquisition including, but not limited to, a lock up agreement, and that this Agreement does not supersede, revoke or otherwise release any claim that may hereafter arise under any such agreement. This Agreement shall not be modified, except in writing, and shall be binding and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties hereto. This Agreement shall be interpreted in accordance with its plain meaning and not for or against any party hereto.

6.        This Agreement may be executed in any number of counterparts each of which shall be an original of this Agreement for all purposes, and all of which together shall constitute one and the same instrument. Signed facsimile copies of this Agreement shall be legal, valid and binding.

7.        Each party represents and warrants that such party has carefully read and has been afforded reasonable opportunity to have the contents and legal effect of this Agreement explained by legal counsel of its choice; and that each party has the sole and exclusive power and authority to execute this Agreement and does so of its own free act.

8.        Each party warrants and represents that no promise or inducement has been offered or made with respect to the matters set forth herein except as stated in this Agreement, and that each party has determined to execute this Agreement without reliance upon such statement or representation by the other party or his or its agents.

9.        Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things necessary, proper and advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

10.        In case any one or more provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

                   11. The parties agree that this Agreement shall be governed by the law of the Commonwealth of Virginia.

                  12.  Moorer acknowledges that he has had at least twenty-one (21) calendar days of the receipt of this Agreement to consider and sign this Agreement. In addition, Moorer has seven (7) calendar days after signing this Agreement to revoke it, in which case this Agreement will be null and void. Any such revocation must be in writing and submitted to Michael W. Trudnak, Chief Executive Officer of Guardian, within such seven (7) calendar day period after signing this Agreement. Moorer understands that if he signs this Agreement and does not revoke it within seven (7) calendar days after signing it, this Agreement will become fully enforceable.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date and year first written.
COMPANY:	GUARDIAN TECHNOLOGIES INTERNATIONAL INC.
By:Robert A. Dishaw
Robert A. Dishaw
Title:President
MOORER:	J. ANDREW MOORER

Signed: J. Andrew Moorer